Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FOURTH QUARTER 2018 RESULTS

BOSTON, MA (2/20/19) — The Boston Beer Company, Inc. (NYSE: SAM) reported fourth quarter 2018 net revenue of $225.2 million, an increase of $18.9 million or 9.2% from the fourth quarter of 2017, mainly due to an increase in shipments of 6.3%. Net income for the fourth quarter was $21.8 million, or $1.86 per diluted share, a decrease of $8.7 million or $0.71 per diluted share from the fourth quarter of 2017. This decrease was primarily due to a fourth quarter 2017 favorable one-time tax benefit of $1.72 per diluted share related to the Tax Cuts and Jobs Act of 2017. Operating income for the fourth quarter was $28.8 million, an increase of $14.0 million or 94%, primarily due to increases in net revenue and decreased advertising, promotional and selling expenses, partially offset by lower gross margins.

Earnings per diluted share for the 52-week period ended December 29, 2018 were $7.82, a decrease of $0.27 from the comparable 52-week period in 2017. Net revenue for the 52-week period ended December 29, 2018 was $995.7 million, an increase of $132.7 million, or 15.4%, from the comparable 52-week period in 2017.

In the fourth quarter and the 52-week period ended December 29, 2018, the Company recorded a tax benefit of $0.02 per diluted share and $0.35 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the Company on January 1, 2017.

Highlights of this release include:

•	Depletions increased 11% and 13% from the comparable 13 and 52-week periods in 2017.

•

Gross margin was 51.9% for the fourth quarter, a decrease from 52.4% in the comparable 13-week period in 2017, and 51.4% for the 52-week period ending December 29, 2018, a decrease from 52.1% in the comparable 52-week period in 2017.

•

Advertising, promotional and selling expenses decreased by $10.4 million, or 14.0%, in the fourth quarter over the comparable period in 2017 and increased $46.2 million, or 17.9%, from the comparable 52-week period in 2017.

•	Year-to-date 2019 depletions through the six weeks ended February 9, 2019 are estimated by the Company to have increased approximately 12% from the comparable weeks in 2018.

•	Full-year 2019 depletion and shipment growth is now estimated between 8% and 13%.

•	Based on current spending and investment plans, full year 2019 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $8.00 and $9.00.

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Jim Koch, Chairman and Founder of the Company, commented, “We are proud to report depletions growth of 11% for the quarter and 13% for the full year. We are thankful to our outstanding employees, distributors, retailers and drinkers, all of whom helped return the company to double digit volume growth. We believe that our depletions growth is attributable to our key innovations, the quality of our products and our strong brands, as well as sales execution and support from our distributors. We are still seeing challenges across the industry, including a general softening of the craft beer category and retail shelves that offer an increasing number of options to drinkers. We continue to work hard on our Samuel Adams brand messaging, focusing on communicating our artisanal care in the brewing of Samuel Adams Boston Lager. While it’s still early, it appears that our new advertising campaign has noticeably improved Boston Lager’s trends. We plan to continue to invest in this campaign in the coming months, with the goal of further improving trends and returning Samuel Adams to growth. We are confident in our ability to innovate and build strong brands and we are planning to launch three new brands in 2019 that we believe will complement our current portfolio and help support our mission of long-term profitable growth.”

Dave Burwick, the Company’s President and CEO stated, “Our depletions growth in the fourth quarter was the result of increases in our Truly Hard Seltzer, Twisted Tea and Angry Orchard brands that were only partially offset by decreases in our Samuel Adams brand. Truly continues to grow beyond our expectations and we continue to work hard to grow distribution across all channels while building a strong brand. We are committed to maintaining and improving our position as a leader in the emerging segment of hard seltzer as more competitors enter. Twisted Tea is growing both distribution and velocity while generating consistent double-digit volume growth. Angry Orchard’s growth is led by Angry Orchard Rosé, which was introduced in early 2018. We are excited about our brand investment plans for Angry Orchard in 2019, which include expanding our packaging formats to reach more drinkers. Our overall plans for 2019 include significant investments in the second year of our successful 2018 innovations, which include Angry Orchard Rosé, Truly Berry Variety Pack, Truly Wild Berry, Sam’76 and Samuel Adams New England IPA. These five new innovations in 2018 are within the top product introductions in their combined categories. In 2019 we plan to build upon these successful innovations with three additional brands that address important health and wellness opportunities in our categories. These brands include 26.2 Brew from our wholly-owned affiliate Marathon Brewing Company, a thirst-quenching gose beer made with sea salt to fit runners’ active lifestyles; Wild Leaf Hard Tea, a craft hard tea with lower calories and sugar, and Tura Alcoholic Kombucha, an organic, light and refreshing shelf-stable alcoholic Kombucha with live probiotics and real fruit. We are now in the very early stages of our national launch of both 26.2 Brew and Wild Leaf and we will launch Tura later in the quarter on a more limited geographic basis. To date, the response from our distributors, retailers and drinkers on these new brands has been very positive, but it’s too early to draw conclusions on the long-term impact. We’re in a very competitive business and we remain optimistic for continued long-term growth of our current brand portfolio and our innovations.”

Mr. Burwick went on to say, “We will continue to focus on cost savings and efficiency projects to fund the investments needed both to grow our brands and to build our organization’s ability to deliver against our goals. In 2018, we increased the usage of third-party breweries in response to our accelerated depletions growth, especially in slim can packages and cans in general, and faced industry-wide headwinds of higher packaging costs and transportation costs. We achieved our planned supply chain cost savings for the year, but the corresponding margin benefits were more than offset by the incremental costs we incurred to meet the significant growth in our key innovations. Looking forward to 2019, we are targeting double-digit top-line growth and, importantly, a significant increase in our operating income. We expect first quarter shipments growth to be significantly higher than depletions as we manage our supply chain and capacity to ensure our distributor inventory levels are adequate to support drinker demand for our brands during the peak summer months. We are targeting a one percentage point improvement in gross margins in 2019 as we work to adjust our supply chain to support our increasing volume projections. We are maintaining our previously stated multi-year goal of increasing our gross margins by about one percentage point per year off the adjusted 2018 base, before any mix or volume impacts. We are planning capacity and efficiency improvements at our breweries, which is reflected in our capital spend expectations for 2019. We remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

4th Quarter 2018 Summary of Results

Depletions increased 11% from the comparable 13-week period in 2017.

Shipment volume was approximately 958 thousand barrels, a 6.3% increase from the comparable 13-week period in 2017.

The Company believes distributor inventory as of December 29, 2018 was at an appropriate level based on inventory requirements to support the forecasted growth of brands and new innovations. Inventory at distributors participating in the Freshest Beer Program as of December 29, 2018 increased slightly in terms of days of inventory on hand when compared to December 30, 2017. The Company has approximately 77% of its volume on the Freshest Beer Program.

Gross margin at 51.9% represented a decrease from the 52.4% margin realized in the fourth quarter of 2017, primarily as a result of higher processing costs due to increased production at third party breweries, higher temporary labor at Company-owned breweries and higher packaging costs, partially offset by price increases, cost saving initiatives at Company-owned breweries and lower excise taxes.

Advertising, promotional and selling expenses decreased by $10.4 million from the comparable 13-week period in 2017, primarily due to lower expenditures on media advertising and point of sale marketing, partially offset by increased local marketing, higher salaries and benefits costs and increased freight to distributors due to higher rates and volumes and less efficient truck utilization.

General and administrative expenses increased by $6.1 million from the comparable 13-week period in 2017, primarily due to increases in salaries and benefits and stock compensation costs.

The Company’s effective tax rate for the quarter ended December 29, 2018 increased to a provision of 24.7% from a benefit of 107.7% in the comparable period in 2017. This increase was primarily due to the fourth quarter 2017 favorable one-time tax benefit of $1.72 per diluted share related to the Tax Cuts and Jobs Act of 2017.

Full Year 2018 Summary of Results

Depletions increased approximately 13% from the comparable 52-week period in 2017, reflecting increases in the Company’s Truly Hard Seltzer, Twisted Tea and Angry Orchard brands, partially offset by decreases in its Samuel Adams brand.

Shipment volume was approximately 4.3 million barrels, a 13.7% increase from the comparable 52-week period in 2017.

Gross margin at 51.4% represented a decrease from the 52.1% margin realized in the comparable 52-week period in 2017, primarily as a result of higher processing costs due to increased production at third party breweries, higher temporary labor at Company-owned breweries and higher packaging costs, partially offset by price increases, cost saving initiatives at Company-owned breweries and lower excise taxes.

Advertising, promotional and selling expenses increased $46.2 million from the comparable 52-week period in 2017, primarily due to increased planned investments in local marketing, media and point-of-sale, higher salary and benefit costs and increased freight to distributors due to higher rates and volumes and less efficient truck utilization.

General and administrative expenses increased by $17.7 million from the comparable 52-week period in 2017, primarily due to increases in salaries and benefits costs, stock compensation costs and legal and consulting costs.

Impairment of long-lived assets decreased $1.8 million from the comparable 52-week period in 2017, primarily due to a decrease in write-downs of brewery equipment at the Company’s Pennsylvania and Cincinnati breweries.

The Company’s effective tax rate for the 52-week period ended December 29, 2018 increased to 20.3% from 14.7% in the comparable 52-week period in 2017. This increase was primarily due to a fourth quarter 2017 favorable one-time tax benefit of $1.72 per diluted share related to the Tax Cuts and Jobs Act of 2017, partially offset by a decrease in the 2018 federal statutory tax rate from 35% to 21% and a third quarter 2018 favorable one-time impact of $0.38 per diluted share due to tax accounting method changes.

The Company expects that its December 29, 2018 cash balance of $108.4 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 52-week period ended December 29, 2018 and the period from December 30, 2018 through February 15, 2019, the Company repurchased approximately 350,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $88.3 million. As of February 15, 2019, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

2019 Outlook

The Company currently projects full year 2019 Non-GAAP earnings per diluted share of between $8.00 and $9.00. This Non-GAAP projection excludes the impact of ASU 2016-09. The Company’s actual 2019 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2019 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage increase of between 8% and 13%.

•	National price increases of between 1% and 3%.

•	Gross margin of between 51% and 53%.

•

Increased investment in advertising, promotional and selling expenses of between $20 million and $30 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 27%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $100 million and $120 million, which could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Hard Seltzer, Marathon Brewing Company, Wild Leaf Hard Tea and Tura Alcoholic Kombucha as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 29, 2018 and December 30, 2017. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, February 20, 2019

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	(unaudited)
	December 29,	December 30,	December 29,	December 30,
	2018 (13 weeks)	2017 (13 weeks)	2018 (52 weeks)	2017 (52 weeks)
Barrels sold	958	902	4,286	3,768

Revenue	$239,238	$220,489	$1,057,495	$921,736
Less excise taxes	14,016	14,169	61,846	58,744

Net revenue	225,222	206,320	995,649	862,992
Cost of goods sold	108,273	98,283	483,406	413,091

Gross profit	116,949	108,037	512,243	449,901
Operating expenses:
Advertising, promotional and selling expenses	63,057	73,417	304,853	258,649
General and administrative expenses	24,906	18,811	90,857	73,126
Impairment of assets	135	946	652	2,451

Total operating expenses	88,098	93,174	396,362	334,226

Operating income	28,851	14,863	115,881	115,675
Other income (expense), net:
Interest income	471	168	1,292	549
Other expense, net	(348)	(335)	(887)	(82)

Total other income (expense), net	123	(167)	405	467

Income before income tax provision (benefit)	28,974	14,696	116,286	116,142
Income tax provision (benefit)	7,163	(15,834)	23,623	17,093

Net income	$21,811	$30,530	$92,663	$99,049

Net income per common share - basic	$1.88	$2.60	$7.90	$8.18

Net income per common share - diluted	$1.86	$2.57	$7.82	$8.09

Weighted-average number of common shares - Class A basic	8,542	8,622	8,620	8,933

Weighted-average number of common shares - Class B basic	2,954	3,045	3,002	3,102

Weighted-average number of common shares - diluted	11,618	11,823	11,734	12,180

Net income	$21,811	$30,530	$92,663	$99,049

Other comprehensive income (loss), net of tax:
Currency translation adjustment	38	(40)	25	17
Defined benefit plans liability adjustment	277	(202)	277	(202)
Impact of ASU 2018-02	—	—	(211)	—

Total other comprehensive income (loss), net of tax:	315	(242)	91	(185)

Comprehensive income	$22,126	$30,288	$92,754	$98,864

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 29,	December 30,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$108,399	$65,637
Accounts receivable	34,073	33,749
Inventories	70,249	50,651
Prepaid expenses and other current assets	13,136	10,695
Income tax receivable	5,714	7,616

Total current assets	231,571	168,348

Property, plant and equipment, net	389,789	384,280
Other assets	14,808	13,313
Goodwill	3,683	3,683

Total assets	$639,851	$569,624

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$47,102	$38,141
Accrued expenses and other current liabilities	73,412	63,617

Total current liabilities	120,514	101,758

Deferred income taxes	49,169	34,819
Other liabilities	9,851	9,524

Total liabilities	179,534	146,101

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,580,593 and 8,603,152 shares issued and outstanding as of December 29, 2018 and December 30, 2017, respectively	86	86
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,917,983 and 3,017,983 shares issued and outstanding as of December 29, 2018 and December 30, 2017, respectively	29	30
Additional paid-in capital	405,711	372,590
Accumulated other comprehensive loss, net of tax	(1,197)	(1,288)
Retained earnings	55,688	52,105

Total stockholders’ equity	460,317	423,523

Total liabilities and stockholders’ equity	$639,851	$569,624

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	December 29,	December 30,
	2018	2017
Cash flows provided by operating activities:
Net income	$92,663	$99,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,968	51,256
Impairment of assets	652	2,451
Loss on disposal of property, plant and equipment	64	764
Bad debt expense	2	—
Stock-based compensation expense	10,035	6,316
Deferred income taxes	14,350	(22,442)
Changes in operating assets and liabilities:
Accounts receivable	(1,636)	2,945
Inventories	(21,312)	(1,741)
Prepaid expenses, income tax receivable and other assets	(552)	(4,511)
Accounts payable	6,352	245
Accrued expenses and other current liabilities	10,130	2,671
Other liabilities	731	(1,021)

Net cash provided by operating activities	163,447	135,982

Cash flows used in investing activities:
Purchases of property, plant and equipment	(55,460)	(32,987)
Proceeds from sale of property, plant and equipment	27	25
Cash paid for intangible assets	(50)	—
Change in restricted cash	139	33

Net cash used in investing activities	(55,344)	(32,929)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(88,312)	(144,602)
Proceeds from exercise of stock options	22,143	15,415
Cash paid on note payable and capital lease	(78)	(60)
Net proceeds from sale of investment shares	906	796

Net cash used in financing activities	(65,341)	(128,451)

Change in cash and cash equivalents	42,762	(25,398)

Cash and cash equivalents at beginning of year	65,637	91,035

Cash and cash equivalents at end of period	$108,399	$65,637

Supplemental disclosure of cash flow information:
Income taxes paid	$11,353	$43,006

Income taxes refunded	$5,000	$—

Increase (Decrease) in accounts payable for purchase of property, plant and equipment	$2,609	$(2,689)

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com